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                           CERTIFICATE OF CORRECTION
                                     OF THE
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                bebe stores, inc.


     Manny Mashouf and Paul Mashouf certify that:

1. They are the duly elected and acting President and Secretary, respectively, of bebe stores, inc., a California corporation (the "Corporation").

2. The instrument being corrected is entitled "AMENDED AND RESTATED ARTICLES OF INCORPORATION OF BABE, INC." ("Amended and Restated Articles") and said instrument was filed with the California Secretary of State on April 9, 1998.

     A. ARTICLE III., paragraph one, of said Amended and Restated Articles reads in full as follows:

          This Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which this Corporation is authorized to issue is 41,000,000. The number of shares of Preferred Stock which this Corporation is authorized to issue is 1,000,000. The number of shares of Common Stock which this Corporation is authorized to issue is 40,000,000. Upon the filing of this Certificate of Amendment of Articles of Incorporation, each outstanding share of Common Stock shall, without any further action on the part of the Corporation, be split up and converted into 2.83 fully paid and validly issued shares of Common Stock.

     B. ARTICLE III., paragraph one, of said Amended and Restated Articles, as corrected, should read in full as follows:

          This Corporation is authorized to issue two classes of shares, designated "Common Stock" with a par value of $0.001 per share and "Preferred Stock" with a par value of $0.001 per share. The total number of shares which this Corporation is authorized to issue is 41,000,000. The number of shares of Preferred Stock which this Corporation is authorized to issue is 1,000,000. The number of shares of Common Stock which this Corporation is authorized to issue is 40,000,000. Upon the filing of this Certificate of Amendment of Articles of Incorporation, each outstanding share of Common Stock shall, without any further action on the part of the Corporation, be split up and converted into 2.83 fully paid and validly issued shares of Common Stock.

3. This Certificate of Correction does not alter the wording of any resolution or written consent which was in fact adopted by the Board of Directors and shareholders.

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     Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of his own knowledge.

Date:  April 30, 1998
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                                   /s/ Manny Mashouf
                                   ------------------------------
                                   Manny Mashouf, President

                                   /s/ Paul Mashouf
                                   ------------------------------
                                   Paul Mashouf, Secretary



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